UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	26-264445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6340 Quadrangle Drive, Suite 200, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective June 12, 2012, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a license agreement with The Scripps Research Institute, or TSRI, whereby TSRI licensed to us rights, with rights of sublicense, to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalysed ligation of azides and acetylenes. The rights licensed to us are exclusive as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and are non-exclusive in all other countries worldwide, except the member-nations of the Association of Southeast Asian Nations, which are not included in the territory of the license. Under the terms of the agreement with TSRI, we will pay a one-time only, non-refundable license issue fee in the amount of $350,000. Our rights under the agreement are subject to certain customary rights of the U.S. government that arise or result from TSRI’s receipt of research support from the U.S. government.

We are also obligated to pay annual maintenance fees to TSRI in the amount of (i) $50,000 each year for the first three years (beginning on the first anniversary of the agreement), and (ii) $85,000 each year thereafter (beginning on the fourth anniversary of the agreement). Each calendar year’s annual maintenance fees will be credited against sales royalties due under the agreement for such calendar year. Under the terms of the agreement, we must pay TSRI low single-digit percentage royalties on the net sales of the products covered by the TSRI patents for the life of the TSRI patents, a low single-digit percentage of non-royalty sublicensing revenue received with respect to countries in the nonexclusive territory and a mid-single-digit percentage of sublicensing revenue received with respect to countries in the exclusive territory, with the sublicensing revenue royalty in the exclusive territory and the sales royalties subject to certain reductions under certain circumstances. TSRI is eligible to receive milestone payments of up to $1.1 million with respect to regulatory approval in the exclusive territory and first commercial sale, in each of the exclusive territory and nonexclusive territory, of the first licensed product to achieve those milestones that is based upon each macrolide covered by the licensed patents. Each milestone is payable once per each macrolide. Each milestone payment made to TSRI with respect to a particular milestone will be creditable against any payment due to TSRI with respect to any sublicense revenues received in connection with the achievement of such milestone.

Under the terms of the agreement, we are also required to pay additional fees on royalties, sublicensing and milestone payments if we, an affiliate, or a sublicensee challenges the validity or enforceability of any of the patents licensed under the agreement. Such increased payments would be required until all patent claims subject to challenge are invalidated in the particular country where such challenge was mounted.

The term of the license agreement (and the period during which we must pay royalties to TSRI in a particular country for a particular product) will end, on a country-by-country and product-by-product basis, at such time as no patent rights licensed from TSRI cover a particular product in the particular country.

We may terminate the agreement at any time, with or without cause, by giving prior written notice to TSRI. TSRI may terminate the license agreement due to our insolvency, our conviction for a felony relating to the development, manufacture, use, marketing, distribution or sale of a licensed product, or upon an uncured breach of the agreement by us.

The license agreement is otherwise subject to such terms and conditions as are reasonably customary for license agreements of similar type. The description of the license agreement with TSRI provided above is qualified in its entirety by reference to the full and complete terms contained in the agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2012.

Item 8.01.	Other Events.

On June 12, 2012, we issued a press release announcing the dosing of the first two patients enrolled in a Phase 2 clinical trial to evaluate the efficacy, safety and tolerability of solithromycin in the treatment of uncomplicated urogenital gonococcal infections. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued June 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: June 15, 2012	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer